News Release
For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
(336) 834-6834

Tanger Factory Outlet Centers Announces
Early Repayment of Secured Mortgage Loans
Significantly Improves its Financial Flexibility

GREENSBORO, N.C., October 3, 2005, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), today announced it has repaid in full its mortgage debt outstanding with John Hancock Real Estate Finance totaling approximately $77.4 million, with a weighted average interest rate of 7.9% and an original maturity date of April 1, 2009.

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “We are pleased that we were able to work out an early repayment with John Hancock. By doing so, we have increased our unencumbered net operating income from 46% to approximately 58% of total net operating income. We are hopeful this will make it possible for us to access unsecured debt at a relatively lower cost in the future.”

As a result of the early repayment, Tanger expects to incur a non-recurring charge for the early extinguishment of the John Hancock mortgage debt of approximately $9.8 million, or $.27 per share to both its funds from operations and its net income. The non-recurring charge will be recorded in the fourth quarter and will consist of a prepayment premium of approximately $9.4 million and the write-off of deferred loan fees totaling approximately $409,000.

In the short term, the Company has used current available cash and amounts available under its $125 million in unsecured lines of credit to repay the John Hancock mortgage debt and the associated prepayment premium.

Tanger Factory Outlet Centers, Inc., a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 33 centers in 22 states coast to coast, totaling approximately 8.7 million square feet of gross leasable area. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are predictions of, or indicate future events and trends and which do not relate solely to historical matters, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2004.